Filed Pursuant to Rule 424(b)(2)
File Nos. 333-174887 and 333-174887-01

INTEREST RATE SUPPLEMENT

(PROSPECTUS SUPPLEMENT NO. 4
to Prospectus dated June 4, 2013)

Offering Amount $250,000,000

GWG HOLDINGS, INC.

a Delaware corporation

Renewable Secured Debentures

The information contained in this interest rate supplement amends and updates the prospectus dated June 4, 2013 (which is part of our post-effective amendment to registration statement on Form S-1/A, filed with the SEC on May 15, 2013) (SEC File Nos. 333-174887 and 333-174887-01), as earlier supplemented by prospectus supplement no. 2 and sticker prospectus supplement no. 3, each of which are dated October 30, 2013  (and which we collectively refer to herein simply as the “prospectus”).  This interest rate supplement should be read in conjunction with the prospectus.  Please keep this interest rate supplement with your prospectus for future reference.

CURRENT OFFERED INTEREST RATES

The initial interest rates for the debentures based on the applicable maturity thereof is set forth in the table below.

Maturity Term	Interest Rate (%)
6 months	4.25
1 year	5.00
2 years	6.50
3 years	7.50
4 years	8.00
5 years	8.50
7 years	9.00

We may change the interest rates applicable to unsold debentures from time to time during this offering, in which case the applicable interest rates will be set forth in a subsequent interest rate supplement to this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 15, 2014